                                                                     EXHIBIT 5.1

                             HACKMYER & NORDLICHT
                              COUNSELLORS AT LAW
                                OLYMPIC TOWER
                               645 FIFTH AVENUE
                             NEW YORK, N.Y. 10022



    OF COUNSEL                                       TELEPHONE (212) 421-6500
ARNOLD A. HACKMYER                                      FAX (212) 421-0499


                                        February 10, 1997


SpecTran Corporation
50 Hall Road
Sturbridge, MA 01566

Ladies and Gentleman:

        This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,070,000 shares of Common Stock, $0.10 per value (the "Shares"), of SpecTran Corporation, a Delaware Corporation (the "Company"). The Shares are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholder named in Schedule B to the Underwriting Agreement (the "Selling Stockholder"), and Tucker Anthony Incorporated and Raymond James & Associates, Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

        We have acted as counsel for the Company in connection with the sale by the Company and the Selling Stockholder of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

        We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, (ii) when issued by the Company, upon the surrender by the Selling Stockholder of its warrant to purchase 350,000 shares and the payment by the Selling Stockholder of $700,000, the Shares being sold by the Selling Stockholder will have been validly issued and will be fully paid and nonassessable and (iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will have been validly issued and will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

        This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.


                                        Very Truly Yours,

                                        /s/ Hackmyer & Nordlicht

                                        Hackmyer & Nordlicht